                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is made effective as of the 17th day of May, 2000, by and between Photogen Technologies, Inc., a Nevada corporation ("COMPANY"), and Taffy J. Williams, Ph.D. ("TJW").

                                    RECITALS

         A. TJW has experience as president and chief operating officer of a public company in the biotechnology and pharmaceutical field and other experience relevant to acting as the chief executive officer of the Company; and

         B. The Company desires to employ TJW as President and Chief Executive Officer of the Company and TJW agrees to serve in that capacity subject to the terms of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. The following terms have the meanings set forth below:

                  (a) "COMPETITIVE BUSINESS" means engaging in the management, research, development, sale, lease, marketing, financing or distribution of technology, products or services competitive with the Company's products or services in the Field anywhere in the world.

                  (b) "CONFIDENTIAL INFORMATION" means, subject to 1(b)(ii) below, any and all non-public information that has or could have value or utility to the Company or any of its affiliates, whether or not reduced to written or other tangible form and all copies thereof, relating to the Company's or its affiliates' private or proprietary matters, confidential matters or trade secrets (including information developed by or at the direction of TJW). For purposes of illustration, Confidential Information may be contained in various media, including, without limitation, records of research data and observations, records and results of preclinical and clinical trials, patent applications, regulatory filings, computer programs, manuals, plans, drawings, designs, specifications, supply and customer lists, internal financial data and other documents and records of the Company or its affiliates, whether or not labeled or identified as "Confidential."

                  (i) Confidential Information includes, but is not limited to, the following: (A) the Company's Technical Information; (B) except to the extent publicly disclosed without any fault directly or indirectly of TJW, information relating to the Company's Patents; (C) business information, such as information concerning any products, customers, suppliers, production, developments, costs, purchasing, pricing, profits, markets, sales, accounts, customers, financing, acquisitions, strategic alliances or collaborations, expansions; and
         (D) other information relating to the Company's or any of its affiliates' business practices, strategies or policies.

                  (ii) Confidential Information does not include information that is or becomes generally known to the public or in the industry without any fault directly or indirectly of TJW, or information in which the Company ceases to have a legally protectable interest.

                  (c) "DEVELOPMENTS" means any and all Patents and Technical Information that during the Term of this Agreement and for twelve (12) months after termination (regardless of the reason for termination), TJW conceives, reduces to practice, discovers or makes, alone or with others (i) by use of the Company's equipment, facilities, Confidential Information, Technical Information, Research Materials or other intellectual property, through a research project sponsored or funded by the Company or otherwise; or (ii) which are directly or indirectly related to or result from TJW Duties.

                  (d) "FIELD" means the use of electromagnetic energy (including light generated by ultra fast lasers or other sources, x-rays and other sources of radiation), alone or in combination with photoactive compounds or targeting agents, to treat, diagnose or image human or animal tissue and/or disease.

                  (e) "PATENTS" means patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

                  (f) "RESEARCH MATERIALS" means and includes, without limitation, photoactive compounds, targeting agents, lasers, proprietary software and other materials provided to or used by any of the Company's employees, agents or consultants.

                  (g) "TECHNICAL INFORMATION" means technical information or other intellectual property (whether or not subject to patent or other registration with any governmental office), including research and development, methods, trade secrets, know-how, formulas, compositions, protocols, processes and techniques, discoveries, machines, inventions, ideas, computer programs (including software and data used in all such programs), drawings, and specifications, including information relating to Patents.

         2.       TJW DUTIES.

                  (a) During the Term of this Agreement, TJW shall use his best efforts and devote his full working time and attention to competently and faithfully promote the Company's best interests, develop the Company's products and perform all duties of a chief executive officer, and he shall accept all reasonable responsibilities incidental to such position, and he shall perform such other reasonable duties as may be set forth in the Bylaws for the chief executive officer or assigned to him by the Board of Directors of the Company, to which he shall report regularly ("TJW DUTIES").

                  (b) TJW may perform the TJW Duties from his home base in the Philadelphia area, provided that TJW shall travel from time to the Company's Boston, Massachusetts and Knoxville, Tennessee offices and elsewhere as may be necessary to properly and fully perform his duties.

                  (c) The Company will recommend TJW's election to the Board of Directors and appointment as President of the Company as soon as practicable after the effectiveness of this Agreement.

         3.       COMPENSATION.

                  (a) Company shall pay TJW an annual base salary of $265,000.00, payable in monthly installments of $22,083.33, in accordance with normal Company payroll procedures and subject to deductions and withholdings required by law or by agreement with TJW ("BASE SALARY"). The Base Salary shall be reviewed annually by the Board of Directors or an appropriate committee of the Board for increase based on performance in the sole discretion of the Board of Directors or an appropriate committee of the Board; provided, however, that the Base Salary shall be increased on each annual anniversary date of this Agreement to reflect any increase in the Consumer Price Index published by the United States Department of Labor for the Philadelphia area for the previous year. The Base Salary shall not be lowered from the previous year during the Term. Company will reimburse TJW for reasonable and necessary business expenses in accordance with the Company's policies.

                  (b) The Board of Directors or an appropriate committee of the Board shall review TJW's performance each year for purposes of paying a bonus, which determination shall be in the sole discretion of the Board of Directors or an appropriate committee; provided, however, that a bonus shall be payable at the first anniversary of this Agreement for the prior year's service in the amount of at least $66,250.00.

                  (c) Concurrently with the execution of this Agreement, Company and TJW will execute an Incentive Stock Option Award Agreement ("Award Agreement") providing for the Company to grant TJW a total of 3,000,000 options to acquire Company common stock, pursuant to Company's Senior Executive Long Term Incentive Compensation Plan. The options will vest in accordance with and in all other respects be subject to the provisions of the Award Agreement and the Plan, copies of which are attached as Exhibits A and B hereto.

                  (d) TJW will be eligible to participate in and receive benefits provided under Company's insurance and benefit plans as set forth on Exhibit C, in accordance with their respective provisions; provided, however, that subject to a reasonable premium, TJW shall be provided term insurance by the Company at its cost on his life equal to two times his salary on the effective date and each anniversary thereof during the Term.

                  (e) The following terms are defined for purposes of this paragraph:

                  (i) "Business Combination" means a transaction described in Sections 2(g)(i) or 2(g)(iii) of the Senior Executive Long Term Incentive Compensation Plan, including clauses A, B and C of Section 2(g)(iii).

                  (ii) "Option Value" means the spread between the option exercise price per share and the fair market value per share of the Company's Common Stock subject to options pursuant to TJW's Award Agreement as of the date of the closing of a Business Combination, multiplied by the number of shares subject to vested options pursuant to the Award Agreement.

                  If the Company engages in a Business Combination approved by the Board of Directors during the Term or within 24 months after the termination of the Term, the Company will pay TJW a "Special Bonus" equal to 0.7% of the aggregate consideration paid by the buyer if any Business Combination closes during the first year of the Agreement, 1.4% of such consideration if the Business Combination closes during the second year of the Agreement, or 2.1% of such consideration if the Business Combination closes during the third or subsequent year of the Agreement or within 24 months after the termination of the Term; provided, however, that the amount of the Special Bonus shall not exceed $10,000,000 and the Special Bonus shall be reduced dollar for dollar by the Option Value. Notwithstanding anything to the contrary, under no circumstances will any Special Bonus be due or payable if the Option Value equals or exceeds $10,000,000 as of the closing of the Business Combination. The Special Bonus will be payable to TJW in cash in a lump sum by the end of the day of the closing of a Business Combination pursuant to the terms and conditions of this paragraph. The fair market value of Common Stock subject to TJW's Award Agreement and the value of any non-cash consideration received in a Business Combination shall be determined by the Company's Board of Directors in good faith based upon the opinion or advice of independent outside experts. TJW shall not be entitled to vote as a director (but he may participate in Board meetings and may be counted towards a quorum) in connection with any Business Combination pursuant to which he would receive a Special Bonus.

         4. COVENANTS AND REPRESENTATIONS. TJW represents and warrants to, and covenants with, the Company as follows:

                  (a) During the Term, TJW will render his services only to the Company and will not without the written consent of the Board of Directors enter into any other agreement, arrangement, understanding, or other relationship pursuant to which TJW is obligated to render advice and services or to devote his time and attention during working hours to any third party.

                  (b) TJW is under no contractual or other obligation or restriction which is inconsistent with TJW's obligations under this Agreement or the performance of the TJW Services. TJW's pre-existing relationships with governmental, commercial, educational or other institutions are listed in Exhibit D. TJW has terminated all employment, consulting and similar affiliations and relationships with the persons or entities listed on Exhibit D.

                  (c) Except as described in Exhibit E hereto, the performance of the TJW Duties does not and will not breach any agreement which obligates TJW to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. TJW shall not disclose to Company or use in providing TJW Duties hereunder any confidential or proprietary information of any third party. All Developments of TJW will be free and clear of any valid claim or encumbrance by any third party. TJW owns no items of intellectual property in the Field that are not subject to paragraph 5, below

                  (d) In performing the TJW Duties, TJW shall comply with all legal and regulatory requirements established by the Securities and Exchange Commission, Food & Drug Administration and all other applicable governmental authorities.

         5.       OWNERSHIP OF DEVELOPMENTS

                  (a) TJW hereby assigns and transfers to the Company all of TJW's right, title and interest in and to all Developments for the Company's ownership and use without restriction or additional compensation. TJW agrees to sign and deliver to the Company (during and after the Term) other documents the Company considers necessary or desirable to evidence its ownership of Developments. All copyrightable works that are Developments, whether or not works made for hire (as defined in 17 U.S.C. Section 101), shall be owned by the Company and it may file and own the same as the author throughout the world. If the Company is unable after reasonable efforts to secure TJW's signature on any document necessary or desirable to apply for, prosecute, obtain, or enforce any patent, trademark, service mark, copyright, or other right or protection relating to any Development, TJW hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents, as TJW's agent and attorney-in-fact to act for and in TJW's behalf, name and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, trademarks, service marks, copyrights, or other rights or protections with the same force and effect as if personally executed and delivered by TJW. TJW agrees that this power of attorney is irrevocable and is coupled with an interest and thereby survives TJW's death or disability.

                  (b) TJW shall keep and maintain complete written records of all Developments and Technical Information done or carried out by TJW. TJW agrees to promptly and fully disclose in writing to the Company's Board of Directors, all Developments and Technical Information. These records shall be works made for hire, and shall remain the exclusive property of Company. TJW may keep one copy of these records in TJW's files during the Term of this Agreement solely for reference purposes; however, all originals of such records shall be turned over to the Company promptly and regularly and no less frequently than monthly.

         6.       CONFIDENTIALITY.

                  (a) The Company has developed and will develop Confidential Information over a substantial period of time and at substantial expense. The Confidential Information is of great importance to the Company's business. During the Term, TJW may develop, become aware of, or have access to the Confidential Information. TJW acknowledges the Company is and shall at all times remain the sole owner of the Confidential Information.

                  (b) During the Term and at all times thereafter, TJW will hold in trust, keep confidential and not disclose, directly or indirectly, to any third parties or make any use of Confidential Information for any purpose except for the benefit of the Company in the performance of the TJW Duties, and then only in a manner consistent with the Company's instructions. Upon termination of the Term (regardless of the reason for termination), TJW will immediately return to the Company all tangible Confidential Information and any other material made or derived from Confidential Information, including information stored in electronic format and handwritten notes, which are in TJW's possession or control or which TJW delivered to others. TJW may disclose the Confidential Information if required by law to do so or by subpoena or other order of a court of competent jurisdiction, provided that in either case, reasonable advance notice is given to the Company before any such disclosure is made and TJW cooperates with the Company to obtain confidential protection.

                  (c) During the Term and thereafter, TJW shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information. Except to the extent necessary to perform his duties, TJW will not remove any Confidential Information or copies thereof from the Company's premises or the other places TJW is authorized to perform the TJW Duties.

                  (d) TJW will comply with Company's policies concerning publication with respect to his work for the Company.

         7. NONCOMPETITION; NONSOLICITATION. During the Term, and for 24 months after termination of the Term (regardless of the reason for termination), TJW agrees not to, directly or indirectly, (i) own (except as owner of 2% or less of stock of a publicly registered and traded entity), manage, control, participate in, consult with, be employed by, render services for, any person or entity engaged in a Competitive Business or in any manner or in any capacity engage in any Competitive Business, (ii) solicit, induce or attempt to influence any other person or entity to engage in any Competitive Business or to curtail or cease any business or employment relationship with the Company, its affiliates, employees or independent contractors, or (iii) disparage the Company, its affiliates, employees, independent contractors or its or their services or products.

         8.       TERM AND TERMINATION.

                  (a) Unless terminated earlier pursuant to paragraph 8(b) below, this Agreement shall be in effect for an initial term of three years beginning on the effective date hereof (the "INITIAL TERM"). This Agreement may be renewed for successive renewal terms of one year (the "RENEWAL TERMS") upon the mutual written agreement of the parties prior to the beginning of any Renewal Term; provided, however, if the Company declines to renew and TJW desires to renew on substantially identical terms, TJW shall be provided one year's severance; further, provided, that if the Company desires to renew on substantially identical terms and TJW does not, no severance shall be provided to TJW. The Initial Term and any Subsequent Renewal Terms are collectively referred to as the "TERM."

                  (b) This Agreement and TJW's employment by the Company may be terminated before the expiration of any Term as follows:

                  (i) By the Company in the following events (terminations under (1) and (2) below are deemed "for cause"):

                           (1) TJW commits a material breach of this Agreement where such breach, if curable, is not remedied to the Company's reasonable satisfaction within thirty (30) days after written notice to TJW (and termination shall be effective as of the end of such 30-day period); or

                           (2) TJW is convicted (or pleads guilty or no contest) for committing an act of fraud, embezzlement, theft or another act constituting a felony or moral turpitude (and termination shall be effective upon written notice to TJW); or

                           (3) TJW dies or becomes mentally or physically disabled such that TJW cannot, in the opinion of an independent physician selected by the Company, perform his duties (with reasonable accommodation to the extent required by law) for a period of the next 12 consecutive months (and termination shall be effective on the date TJW dies or 30 days after the Company gives written notice that the Company has determined he is disabled under the foregoing criteria);

                           in which case: (A) the Company shall pay TJW his Base Salary and any other amounts required by applicable law to be paid through the effective date of termination but the Company shall have no other obligations under this Agreement as of the effective date of the termination, and (B) the

                           Company shall permit TJW or his beneficiary to exercise vested options to acquire Company stock in accordance with and subject to the Award
                           Agreement.

                  (ii) By TJW, provided TJW shall give the Company at least ninety (90) days prior written notice thereof (and termination shall be effective as of the end of such 90-day or longer period); in which case
         (A) the Company shall pay TJW his Base Salary and any other amounts required by applicable law to be paid through the effective date of termination but the Company shall have no other obligations under this Agreement as of the effective date of the termination, and (B) the Company shall permit TJW to exercise vested options to acquire Company stock in accordance with and subject to the Award Agreement.

                  (iii) By the Company at any time and for any reason other than as set forth in paragraphs 8(b)(i)(1), 8(b)(i)(2) or 8(b)(i)(3), in which case the Company shall pay TJW a severance payment equal to his then current Base Salary if so terminated in his first year of employment: 1.5 times his then current Base Salary if so terminated in his second year of employment; and 2 times his then current Base Salary if so terminated in his third year of employment and thereafter. Further, all granted options shall vest and be available for exercise during the remaining life of the options. A significant reduction in TJW Duties or his reporting responsibilities to the Board of Directors shall be deemed a termination for reasons other than as set forth in paragraphs 8(b)(i)(1), 8(b)(i)(2) or 8(b)(i)(3).

                  (c) Notwithstanding anything to the contrary, the obligations under this Agreement which by their terms survive termination, including, without limitation, the applicable Developments, Confidentiality, Noncompetition, and Nonsolicitation provisions of this Agreement as set forth in paragraphs 5, 6 and 7 hereof, shall survive termination; and the representations and warranties, including without limitation the provisions of paragraph 4 hereof, shall survive termination. Upon termination, TJW shall return immediately to the Company all property belonging to the Company.

         9.       MISCELLANEOUS.

                  (a) This Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by TJW without the prior written consent of the Company. The Company may assign this Agreement to an affiliate of the Company or to an acquirer or successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or business, and this Agreement shall inure to the benefit of the Company's assignee; provided, however, that the Company shall continue to be obligated hereunder.

                  (b) This Agreement may not be amended or modified, or any provision hereof waived, except by a written instrument duly signed by both parties contemporaneously or after the date of this Agreement. This Agreement (together with its exhibits) constitutes the entire agreement between the parties concerning the subject matter hereof and thereof, and supersedes all prior written or oral negotiations, representations and agreements concerning such subject matter which prior matters shall not be binding on the parties.

                  (c) TJW acknowledges that a breach of paragraphs 5, 6 or 7 would cause the Company and its affiliates irreparable harm. Accordingly, in the event of a breach or threatened breach by TJW of any of the provisions of paragraphs 5, 6 or 7, TJW agrees that the Company shall be entitled to seek injunctive relief restraining TJW and any individual or entity from participating in such breach or threatened breach or an order compelling compliance with this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for any breach or threatened breach of this Agreement.

                  (d) Any waiver of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

                  (e) If any provision of this Agreement is deemed in a final order by a court of competent jurisdiction to be unenforceable or invalid, the enforceability and validity of all other provisions shall not be affected and that court shall modify the unenforceable or invalid provision to the extent necessary to render it enforceable and valid and that provision shall be enforced as modified. TJW agrees that the time period and scope of the covenants in paragraphs 5, 6 and 7 of this Agreement are reasonable and appropriate under the circumstances of the Company's business and TJW's executive-level position with the Company.

         IN WITNESS WHEREOF, TJW and the President of the Company have signed this Agreement as of the Effective Date.


COMPANY                                                      TJW
Photogen Technologies, Inc.

By:   /s/ Timothy C. Scott                                   By:   /s/ Taffy J. Williams
      ----------------------------------------                     ------------------------------
          Timothy C. Scott, Ph.D., President                           Taffy J. Williams, Ph.D.

Address:     7327 Oak Ridge Highway                          Address:
             Suite B                                                  --------------------------------
             Knoxville, TN  37931                                     --------------------------------
             Telephone:    423/769-4011
             Telecopier:   423/769-4013                               Telephone:
             E-mail:       scott@photogen.com                                   ----------------------
                                                                      Telecopier:
                                                                                 ---------------------
                                                                      E-mail:
                                                                             -------------------------


                                    EXHIBITS

A            Award Agreement
B            Senior Executive Long Term Incentive Compensation Plan
C            Benefits
D            TJW's Preexisting Relationships
E            Exceptions to TJW's Duties

                                                                       EXHIBIT C

                  Photogen Technologies, Inc. and Subsidiaries
                            Employee Benefit Programs


As of April 30, 2000, employee benefits offered are:

(1) Participation in the company sponsored 401(k) plan. There is no company matching. The plan is with Transamerica Asset Management and employees may begin participating immediately upon employment. Employee salary reductions are limited to the lessor of 15% of compensation (by the plan) and $10,500 annually (by law).

(2) Coverage by company paid group medical coverage. This coverage is currently with Principal Mutual Insurance, but the company is constantly reviewing and comparing coverage with other plans. Current coverage includes not only medical coverage but also dental and life insurance of $25,000.

(3)          Paid vacation for 4 weeks.

                                                                      EXHIBIT D

                        TJW'S PRE-EXISTING RELATIONSHIPS
1.           Naval Medical Research Institute                         Employee
2.           Magainin Pharmaceutical Company                          Employee
3.           Panax/InKine Pharmaceutical Company                      Employee
4.           Demegen                                                  Consultant

                                                                       EXHIBIT E

                    EXCEPTIONS TO PERFORMANCE OF TJW'S DUTIES

1. Through 2003, TJW is subject to a contractual obligation not to solicit employees from some or all of the following entities:

         Naval Medical Research Institute, Magainin Pharmaceutical Company, Panax/InKine Pharmaceutical Company, Demegen

2. TJW is subject to confidentiality agreements with InKine Pharmaceutical Company and Demegen.

3. Through 2003, TJW is subject to non-competition restrictions in some or all of the following areas:

         Purgatives and Laxatives; certain inflammatory mediators as they relate to Inflammatory Bowel Disease; Idiopathic Thrombocytapenia (ITP); Thrombospondin Technology; certain peptide antibiotics